 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION ANNOUNCES

SETTLEMENT OF LITIGATION

Calabasas, CA, September 15, 2017 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today that, on September 12, 2017, a settlement agreement was reached on judgments which were finalized in December 2015 and March 2016 on a policy liability claim covered by Crusader Insurance Company (“Crusader”), a wholly owned subsidiary of Unico. Both judgments had been appealed and, in connection with the appeal, Crusader placed with the Los Angeles Superior Court cash deposits of $7,924,178 and $5,449,615 in December 2015 and March 2016, respectively, in lieu of appeal bonds.

The settlement, amounting to $7,000,000, is required to be paid from the funds deposited by Crusader with the Los Angeles Superior Court. The remaining funds on deposit with the Los Angeles Superior Court are to be returned to Crusader. The Company recognized $797,500 for actual and anticipated losses and loss adjustment expenses, net of reinsurance, since inception of the claim through June 30, 2017. As a result of the settlement, the Company expects that it will incur approximately $1,600,000 in additional losses and loss adjustment expenses for the quarter ended September 30, 2017.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s website at www.crusaderinsurance.com.